EXHIBIT 21.1

Direct Subsidiaries of Mobilepro Corp.

Subsidiary	Jurisdiction of Incorporation
DFW Internet Services, Inc. (d/b/a Nationwide Internet)	Texas
NeoReach, Inc.	Delaware
CloseCall America, Inc.	Delaware
Affinity Telecom, Inc.	Michigan
US One Acquisition Corp.	Kansas
Davel Acquisition Corp.	Delaware
American Fiber Network, Inc.	Delaware

Direct Subsidiaries of NeoReach, Inc.

Subsidiary	Jurisdiction of Incorporation
NeoReach Wireless, Inc.	Delaware

Direct and Indirect Subsidiaries of Davel Communications, Inc.

Subsidiary	Jurisdiction of Incorporation
Davel Financing Company, LLC	Delaware
Davel Communications Group, Inc.	Illinois
Communications Central, Inc.	Georgia
Central Payphone Services, Inc.	Georgia
Communications Central of Georgia, Inc.	Georgia
InVision Telecom, Inc.	Georgia
DavelTel, Inc.	Illinois
Davel Mexico, Ltd.	Illinois
Telaleasing Enterprises, Inc.	Illinois
Adtec Communications, Inc.	Florida
Interstate Communications, Inc.	Georgia
T.R.C.A., Inc.	Illinois
Davel Media, Inc.	Delaware
Peoples Telephone Company, Inc.	New York
Peoples Acquisition Corporation	Pennsylvania
Peoples Collectors, Inc.	Delaware
Peoples Telephone Company, Inc.	New Hampshire
Peoples Telephone Company, Inc.	Florida
PTC Cellular, Inc.	Delaware
PTC Security Systems, Inc.	Florida
Silverado Communications Corp.	Colorado
Telink, Inc.	Texas
PhoneTel Technologies, Inc.	Ohio
Davel de Mexico, S. de RL	Mexico
Telefonos Publico	Mexico

Direct and Indirect Subsidiaries of DFW Internet Services, Inc.

Subsidiary	Jurisdiction of Incorporation
Internet Express, Inc. (d/b/a EXP Internet Services)	Texas
August.net Services, Inc.	Delaware
ShreveNet, Inc.	Delaware
Ticon.net, Inc.	Delaware
Clover Computer Corporation	Delaware
World Trade Network, Inc.	Delaware
The River Internet Access Co.	Delaware
Sense Networking, Inc.	Arizona